Calculation of Filing Fee Tables
S-8
Silexion Therapeutics Corp
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Ordinary shares, par value $0.0135 per share ("ordinary shares")	Other	84,791	$ 7.25	$ 614,734.75	0.0001531	$ 94.12
Total Offering Amounts:						$ 614,734.75		$ 94.12
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 94.12
Offering Note
[1]	In accordance with Rule 416(a) under the Securities Act of 1933, as amended ("Securities Act"), this registration statement shall also cover any additional ordinary shares as may be offered or issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions pursuant to the terms of the Silexion Therapeutics Corp 2024 Equity Incentive Plan (the "2024 Plan"). 2. Estimated in accordance with Rules 457(c) and 457(h) solely for the purpose of calculating the registration fee on the basis of $ per share, which represents the average of the high ($7.48) and low ($7.0101) prices of the ordinary shares as reported on the Nasdaq Capital Market on August 18, 2025. 3. Represents ordinary shares available for issuance pursuant to potential future grants under the 2024 Plan.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A